Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Aqua Metals, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (No. 333-211810) on Form S-8 and (Nos. 333-212808 and 333-213501) on Form 3 of Aqua Metals, Inc. of our report dated March 1, 2017, with respect to the consolidated financial statements of Aqua Metals, Inc. and subsidiaries as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.

/s/ Armanino LLP

San Ramon, CA

March 2, 2017